UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒	No fee required

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Notice of 2006 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

May 30, 2006

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

To our shareholders:

You are hereby cordially invited to attend the 2006 Annual Meeting of Stockholders of Epicor Software Corporation. The Annual Meeting will be held on May 30, 2006, at 10:00 a.m. local time, at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 31, 2006, as amended by Amendment No. 1 on Form 10-K/A, filed on April 14, 2006. We encourage you to read the Form 10-K, as amended. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of April 17, 2006 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

L. George Klaus

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 30, 2006

Time:	10:00 a.m. PDT

Place:	The Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612

Matters to be voted on:

•	Election of the Company’s five nominee directors, L. George Klaus, Michael Kelly, Thomas F. Kelly, Harold D. Copperman, and Robert H. Smith;

•	Ratification of McGladrey & Pullen LLP as independent auditors for the fiscal year ending December 31, 2006; and

•	Any other matters that may properly be brought before the meeting.

Any of the above matters may be considered at the annual meeting at the date and time specified above or an adjournment or postponement of such meeting.

By order of the Board of Directors

L. George Klaus

Chairman and CEO

April 27, 2006

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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(continued)

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EPICOR SOFTWARE CORPORATION

PROXY STATEMENT FOR 2006

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Epicor Software Corporation (“Epicor” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 30, 2006 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended December 31, 2005, including financial statements, were first mailed on or about May 2, 2006 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612, and our telephone number is (949) 585-4000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

Stockholders of record at the close of business on April 17, 2006 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has one (1) class of equity securities outstanding, designated Common Stock, $.001 par value (“Common Stock”). At the Record Date, 55,899,458 shares of Common Stock, which includes 1,085,557 shares of Common Stock held by the Company as treasury shares, were issued and outstanding.

Voting Rights of Common Stock

Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. A total of 54,813,901 votes, which excludes 1,085,557 treasury shares, are eligible to be cast at the Annual Meeting.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and

Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 11:59 p.m. (Central Time) on May 29, 2006. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Changing Your Vote.”

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions before the proxy holders vote your shares, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote are represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters, including Proposals 1 and 2. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (not including Proposals 1 and 2) (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

“FOR” the election of the Director nominees to the Board of Directors;

“FOR” ratification of McGladrey & Pullen, LLP as our independent auditors for fiscal year ending December 31, 2006

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2007 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than January 2, 2007 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2007 Annual Meeting of Stockholders that is not to be included in Epicor’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Epicor’s bylaws between 45 days and 90 days prior to the meeting, unless less than 55 days notice of the 2007 Annual Meeting of Stockholders is given, in which case stockholder notice must be received by Epicor no later than the 10th day following the date that notice of such meeting is given to stockholders. Epicor’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, on our website at www.epicor.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Currently, there are five (5) members of the Board of Directors. Accordingly, at the Annual Meeting of Stockholders, five (5) directors are to be elected by the holders of Common Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five (5) nominees named below. All nominees are currently directors of the Company. If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until the earlier of his death, resignation or removal.

Name	Age	Position	Director Since
L. George Klaus	65	Chairman of the Board and Chief Executive Officer	1996
Michael Kelly*	58	Director	2005
Thomas F. Kelly*	53	Director	2000
Harold D. Copperman	59	Director	2001
Robert H. Smith	69	Lead Director	2003

*Messrs. Thomas Kelly and Michael Kelly are unrelated to each other.

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

L. George Klaus

George Klaus has been a Director of the Company and has served as Chief Executive Officer of the Company since February 1996 and Chairman of the Board since September 1996. Mr. Klaus also served as President of the Company from February 1996 through November 1999 and from June 2001 to July, 2005. From July 1993 through October 1995, Mr. Klaus served as President, Chief Executive Officer and Chairman of the Board of Frame Technology, Inc., a software company that produces software tools for authoring, managing and distributing business-critical documents. Mr. Klaus is also a member of the Information and Computer Science CEO Advisory Board for the University of California, Irvine.

Michael Kelly

Michael Kelly joined Epicor’s board in September 2005 with over 30 years of global experience in banking, finance, technology, and public accounting. Mr. Kelly is currently chairman and CEO of Kinsale Associates, a merchant bank. Prior to that time he was CEO of Cape Semiconductor Inc., a fabless semiconductor company providing analog and mixed signal solutions to a variety of industries. Prior to joining Cape, Mr. Kelly was vice-chairman and senior managing director of Broadview International, LLC, an international technology investment banking firm and a division of Jefferies Inc. At Broadview, in addition to his focus on key technology sectors including semiconductors, telecom and capital equipment, Mr. Kelly was responsible for Broadview’s operations and activities in Asia. Previously, Mr. Kelly was a managing director of Flemings, an international investment bank; a partner with Touche Ross, a national CPA firm; and an executive with Granger Associates, an international telecommunications company. Mr. Kelly currently serves Chairman of the board of Adept Technology, Inc., a controls for factory automation company. Kelly holds a Bachelor of Arts degree in accounting, a Master of Business Administration and is a certified public accountant.

Thomas F. Kelly

Thomas Kelly has been a Director of the Company since January 2000. Since January 2006, Mr. Kelly has been President and CEO of Encentuate, Inc., an enterprise access security company. Prior to that, from September 2004 through December 2005, Mr. Kelly was associated with Trident Capital as an EIR (Entrepreneur in Residence). In such EIR capacity, from March through September 2005, Mr. Kelly also held the title of Chief Executive Officer and member of the Board of Directors of Transware Limited and its holding company parent, Eastchase Limited. Transware provides localization and translation services to enterprises and e-learning content suppliers, supporting translation in 80 languages. Prior to that, he was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company, from January 2001 to September 2004, at which time BlueStar was acquired by ACS, Inc. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enables personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc. as Executive Vice President and Chief Financial Officer, and then subsequently Chief Operating Officer. From September 1993 through December 1995, Mr. Kelly served as Executive Vice President and Chief Financial Officer of Frame Technology Corporation, a software company that produces software tools for authoring, managing and distributing business-critical documents. Mr. Kelly is also a director of FEI Company (NASDAQ: FEIC), a manufacturer of particle and ion beam imaging and analysis solutions for the semiconductor and science markets and a director of Sendmail, Inc., a private email security company.

Harold D. Copperman

Harold Copperman has been a director of the Company since July 2001. Mr. Copperman is currently the CEO and President of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software and services. From 1993 through 1999, Mr. Copperman served as Senior Vice President and Group Executive of the Products Divisions at Digital Equipment Corporation where he was responsible for the company’s six computer systems business units and worldwide manufacturing and distribution. Mr. Copperman was formerly a director of America Online, Inc. (1989-1993) and 800 Software (1992-1993) and currently sits on the Boards of Avocent Corporation (NASDAQ: AVCT), AXS-One Inc. (AMEX: AXO) and a number of other private companies in the information technology business.

Robert H. Smith

Mr. Smith has been a director of the Company since May 2003. Mr. Smith has over forty years of experience in financial management with leading technology companies. From 1963 at the onset of his career at Honeywell, Inc., Mr. Smith has held a number of executive positions in operations, finance and administration with Memorex Corporation and Control Data Corporation. In 1982, Mr. Smith joined R. R. Donnelley & Sons Company (NYSE: DNY), a leading provider of financial printing and communications as executive vice president, finance and chief financial officer. Mr. Smith went on to become president of Maxwell Graphics in 1986. In 1996, Mr. Smith joined Novellus Systems, Inc., as executive vice president, finance and administration and chief financial officer. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. Since 1990, Mr. Smith has been a member of the board of directors of Cirrus Logic, Inc. (NASDAQ: CRUS), serves on the company’s compensation committee, and also serves as chairman of the audit committee. In 2003, Mr. Smith joined the board of directors of PLX Technology (NASDAQ: PLXT) a provider of high-speed connectivity equipment in the semiconductor industry and also joined the board of Virage Logic (NASDAQ: VIRL), a single source provider of semiconductor IP platforms. In 2005, Mr. Smith joined the Board of ON Semiconductor (Nasdaq: ONNN) a leading global supplier of power and data-management semiconductors and standard semiconductor components.

Vote Required

The five (5) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY’S FIVE (5) NOMINEE DIRECTORS. Unless otherwise marked, proxies solicited by the Company will be voted FOR the election of the Company’s five (5) nominee directors.

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Klaus, who is both a director and an executive officer of the Company, may be found in the section above.

Name	Age	Position	Executive Officer Since
Mark Duffell	44	President and Chief Operating Officer	July 2004
Michael Piraino	52	Executive Vice-President and Chief Financial Officer	May 2003

Mark Duffell

Since July 2005, Mark Duffell has served as Epicor’s President and Chief Operating Officer. Prior to July 2005, he served as Epicor’s Executive Vice President and general manager for the Enterprise Solutions Group and International Operations. Mr. Duffell joined Epicor Software Corporation in 1996 and brought nearly a decade of International sales management experience to the company. In his previous position as executive vice president and general manager of the Enterprise Solutions Group and the International operations, Mr. Duffell was responsible for all aspects of Epicor’s Enterprise Solutions Group in the Americas and all International Operations. Before overseeing Epicor’s International business affairs he served as vice president of EMEA and then of North American sales.

Prior to joining Epicor, Mr. Duffell was a regional director (Western Europe) for Frame Technology International where he implemented and managed direct and indirect sales and marketing programs that drastically increased the sales revenue for his region.

Mr. Duffell graduated with a first class honors degree in production engineering from Kingston University.

Michael Piraino

Michael Piraino joined Epicor Software Corporation as Senior Vice-President and Chief Financial Officer in May, 2003, bringing 28 years experience in senior executive and financial roles. In July 2005, he was promoted to Executive Vice President. Mr. Piraino spent more than nine years at Deloitte & Touche LLP, and has held senior finance positions at a number of public companies including Winn Enterprises, Total Pharmaceutical Care, and Syncor International. Prior to joining Epicor, Mr. Piraino founded CEO Resources L.L.C., a premier executive resource management company providing small to medium high-growth companies with interim CEO services, corporate finance and M&A advisory services and integration strategies. Before that, he held the position of president and COO at Enfrastructure, a full-service business and technology infrastructure provider for high-growth companies.

Mr. Piraino joined Emergent Information Technologies (renamed SM&A Corporation, NASDAQ: WINS) in 1998 as its president and COO, and was appointed to CEO in April 2000. Before joining SM&A, Mr. Piraino held the concurrent positions of CFO and EVP of corporate development at Data Processing Resources, a publicly held company, which provided IT staffing services and solutions to a diverse group of global Fortune 500 clients. Mr. Piraino holds a Bachelor of Science degree in accounting from Loyola University of Los Angeles. He is a certified public accountant. He currently serves on the Board of Buy.com.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held eight (8) meetings during fiscal year 2005. Each director attended or participated telephonically in 75% or more of the aggregate of (i) the total number of the meetings of the Board of Directors (held during the period for which such director was a director) and (ii) the total number of meetings of all committees on which such director served (held during the period for which such director served as a committee member) during fiscal year 2005.

Board Independence

The Board of Directors has determined that each of its current directors, including all nominee directors, except the Chief Executive Officer, has no material relationship with Epicor and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are independent directors. The following describes each committee and its function, its current membership and the number of meetings held during fiscal year 2005.

Audit Committee

The Audit Committee currently consists of Messrs. Tom Kelly, Smith, and Copperman, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Dixon was also a member of the Audit Committee through September 2005. The Board of Directors has determined that Mr. Tom Kelly is an “audit committee financial expert” as defined in SEC rules. The Audit Committee held five (5) meetings during fiscal year 2005. Mr. Kelly serves as Chairman of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on Epicor’s website at www.epicor.com under “Investors” and “Corporate Governance”. In addition, the Audit Committee charter was attached to the Company’s proxy statement in 2004 as Appendix B.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls and procedures to ensure compliance with the Sarbanes-Oxley Act of 2002.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 29.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Tom Kelly, Copperman and Smith, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Smith serves as chair of the Nominating and Corporate Governance Committee and also as the Lead Director.

The Nominating and Corporate Governance Committee held nine (9) meetings during fiscal year 2005. The Board of Directors has adopted the Nominating and Corporate Governance Committee charter; which is available on Epicor’s website at www.epicor.com under “Investors” and “Corporate Governance.”

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to the Company and the Board of Directors; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under the section “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our bylaws, which will be provided to you upon written request.

Director Qualifications

The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding Epicor values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a reasonable number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

There is one nominee for election to the Board this year who has not stood for election to the Board by the shareholders, Michael Kelly. Mr. Kelly, who is not related to Board member Tom Kelly, joined the Board in September 2005 following Donald Dixon’s resignation from the Board. He first came to the attention of the Board through its Chairman and CEO George Klaus, who had previously known Mr. Kelly in connection with Mr. Kelly’s employment with Broadview International, LLC, an international technology investment banking firm and a division of Jefferies Inc. The Board considered Mr. Kelly and his qualifications and voted him to the Board in September 2005. Since that time, Mr. Kelly has served actively on the Board and the Compensation Committee. Mr. Kelly’s background and qualifications are identified in the section entitled “Michael Kelly” on page 4, herein

Compensation Committee

The Compensation Committee consists of Messrs. Tom Kelly, Michael Kelly and Smith each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Dixon was also a member of the Compensation Committee through September 15, 2005. The Compensation Committee held five (5) meetings during fiscal year 2005 and acted by unanimous consent on several occasions. The Compensation Committee also met in January 2006, following the end of fiscal year 2005, to review fiscal year 2005 compensation and set fiscal year 2006 compensation. Mr. Smith serves as Chair of the Compensation Committee.

The Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers.

The Compensation Committee Report is included herein on page 25.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, no member of the Compensation Committee was an officer or employee of Epicor, and no member of the Compensation Committee has been at any time in the past an officer of Epicor. During fiscal year 2005, no member of the Compensation Committee or executive officer of Epicor served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	The Company’s policy is to invite, but not require directors to attend annual meetings of Epicor stockholders. One (1) director attended the 2005 annual meeting of stockholders.

Communicating with the Board of Directors

Epicor’s policy is that shareholders may communicate with the Board of Directors, by submitting an email to bod@epicor.com, or by writing to us at Epicor Software Corporation, Attention: Board of Directors, 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded. All other stockholder communications related to the Board and the Company’s business are forwarded directly to the entire Board of Directors by the General Counsel of the Company.

Code of Ethics

The Board of Directors has adopted a Worldwide Code of Business Conduct and Code of Ethics, which is applicable to the Company, including the Chief Executive Officer, Chief Financial Officer and all officers of the Company. The Board has also adopted separate Corporate Governance Guidelines, which contains provisions specifically applicable to directors.

We will provide a copy of the Worldwide Code of Business Conduct and Code of Ethics and/or the Corporate Governance Guidelines upon request made by email to investorrelations@epicor.com or in writing to Epicor Software Corporation, Attention: Investor Relations, 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612. Epicor will disclose any amendment to the Worldwide Code of Business Conduct and Code of Ethics or the Corporate Governance Guidelines or waiver of a provision of the Worldwide Code of Business Conduct and Code of Ethics or the Corporate Governance Guidelines, including the name of the officer to whom the waiver was granted, on our website at www.epicor.com, on the Investor Relations page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 17, 2006 regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table, and (iv) all current directors and executive officers of the Company as a group:

	Common Stock
Name and Address of Beneficial Owner (†)(+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
LeRoy C. Kopp Kopp Investment Advisors, LLC Kopp Holding Company, LLC Kopp Holding Company 7701 France Avenue South Suite 500 Edina, MN 55435	4,279,542	(1)	7.8%
Richard H. Pickup DRP Charitable Remainder Unitrust TMP Charitable Remainder Unitrust Pickup Family Trust Dito Devcar Corporation TB Fund, LLC Plus Four Equity Partners, LP TD Investments, LLC Dito Caree, LP Dito Devcar, LP Dito Devcar Foundation Pickup CRUT II Alcova Ridge Dr. Las Vegas, NV 89134	4,209,516	(2)	7.7%
L. George Klaus	2,902,546	(3)	5.2%
Robert H. Smith	19,950	(4)	*
Michael Kelly	16,250	(5)	*
Thomas F. Kelly	55,950	(6)	*
Harold D. Copperman	74,950	(7)	*
Michael A. Piraino	218,750	(8)	*
Mark Duffell	222,148	(9)	*
All current directors and executive officers as a group (7 persons)	3,510,544		6.4%

*	Less than 1%

**	Based on 54,813,901 shares of Epicor Common Stock outstanding on the Record Date, which does not include 1,085,557 shares of Common Stock held by the Company as treasury stock.

†	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

+	Unless otherwise indicated, the person named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(1)	This Information is based solely upon a Schedule 13G/A filed January 20, 2006

(2)	This Information is based solely upon a Schedule 13D/A filed February 8, 2006

(3)	Includes 500,000 shares of common stock subject to options held by Mr. Klaus that are vested and/or exercisable within sixty (60) days following the Record Date.

(4)	Includes 19,950 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(5)	Includes 16,250 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(6)	Includes 29,950 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(7)	Includes 64,950 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(8)	Includes 178,750 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(9)	Includes 139,375 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected McGladrey & Pullen LLP to audit our financial statements for the fiscal year ending December 31, 2006.

On April 4, 2006, the Company informed Deloitte & Touche LLP (“D&T”) that D&T would no longer be retained as the Company’s independent auditor. D&T audited the Company’s consolidated financial statements for the year ended December 31, 2005. D&T’s reports on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2005 did not contain an adverse opinion nor a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that D&T’s report on the consolidated financial statements for the year ended December 31, 2005 contained an explanatory note relating to the restatement of the Company’s financial statements in connection with the material weakness described below.

During the years ended December 31, 2005 and 2004 and during the portion of 2006 prior to the audit committee’s decision to make a change, there were no disagreements between the Company and D&T on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

In connection with its audit of the Company’s consolidated financial statements for the year ended December 31, 2005 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, D&T reported a material weakness related to the Company’s determination of the proper accounting treatment for certain aspects of revenue recognition, specifically the application of the residual method under the AICPA’s Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions as it applies to the Company’s allocation of revenues between software license fees and maintenance. Except for the material weakness in internal control over financial reporting described in this paragraph, during the fiscal years ended December 31, 2005 and 2004 and the subsequent interim period through the date of D&T’s dismissal, there were no reportable events. The Company has authorized D&T to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness.

The decision not to retain D&T was made and approved by the audit committee of the Company’s board of directors.

On April 4, 2006, the audit committee also approved the retention of McGladrey & Pullen as the Company’s new independent auditor. During the Company’s two most recent fiscal years and during the portion of 2006 prior to the audit committee’s decision, the Company did not consult with McGladrey & Pullen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Before making its decision, and after conducting an extensive evaluation process that included several leading accounting firms, the Audit Committee carefully considered McGladrey & Pullen’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with McGladrey & Pullen LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Epicor and its stockholders. If the stockholders do not ratify the appointment of McGladrey & Pullen LLP, the Board of Directors may reconsider its selection. The Board of Directors expects that representatives of McGladrey & Pullen LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By Deloitte & Touche LLP During Last Two Fiscal Years	The following table sets forth the approximate aggregate fees billed to Epicor during fiscal years 2005 and 2004 by Deloitte & Touche LLP:

	2005	2004
Audit Fees (1)	$1,840,138	$1,539,927
Audit-Related Fees (2)	$33,386	$255,778
Tax Fees (3)	$460,257	$433,749
All Other Fees (4)	$28,924	$546,398

Total Fees	$2,362,705	$2,775,852

(1)	Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including all fees related to review of internal controls and compliance pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)	Audit-Related Fees: This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

(3)	Tax Fees: This category consists of fees for professional services rendered by Deloitte & Touche LLP for tax compliance including tax return preparation and technical tax advice, of approximately $216,891 and $142,000 for fiscal years 2005 and 2004, respectively. Fees associated with tax planning were approximately $261,966 and $283,000 in fiscal years 2005 and 2004, respectively.

(4)	All Other Fees: This category consists of fees incurred in connection with due diligence and other consulting work performed by D&T in relation to Epicor’s merger and acquisition processes in 2005, including for its acquisition of CRS Retail Technology Group, Inc.

The Audit Committee has established a policy governing our use of our independent auditors McGladrey & Pullen LLP for non-audit services. During 2004 and 2005 the Audit Committee had an identical policy for Deloitte & Touche LLP. Under the policy, management may use the independent auditors for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2005, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by Deloitte & Touche LLP were approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures established by the Audit Committee.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by McGladrey & Pullen (and in 2004 and 2005 Deloitte & Touche LLP) is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of McGladrey & Pullen LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of McGladrey & Pullen LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF MCGLADREY & PULLEN LLP AS EPICOR’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table.    The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company’s (i) Chief Executive Officer and other executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards				All Other Compensation ($)
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options (#)
L. George Klaus Chairman of the Board and Chief Executive Officer	2005 2004 2003	736,403 694,720 668,000		681,173 691,942 801,600		— — —	— — 38,250,000	(2)	— — —	16,956 25,758 11,914	(9) (10) (11)
Michael A. Piraino Executive Vice President and Chief Financial Officer	2005 2004 2003	255,017 228,800 131,667	(3)	196,575 189,904 115,651		— — —	565,160 — —	(7)	— 50,000 250,000	565 494 295	(1) (1) (1)
Mark A. Duffell President and Chief Operating Officer	2005 2004 2003	367,467 332,800 281,243		283,256 276,224 230,882	(5)	— — —	1,130,320 — —	(8)	— 110,000 110,000	381 13,787 22,831	(1) (4) (6)

(1)	Amount stated reflects premium for group term life insurance and medical fee reimbursement, if any.

(2)	On March 18, 2003, the compensation committee of the board of directors granted to the Company’s CEO the right to receive 3,000,000 shares of restricted stock for a purchase price equal to the par value of such stock. The first grant was effective immediately and consisted of 1,000,000 shares. The second grant of 2,000,000 was conditioned upon stockholder approval of an increase in the number of shares reserved under the Company’s 1999 Nonstatutory Stock Option Plan. Such stockholder approval was obtained on May 20, 2003. See “Compensation Committee Report – CEO Compensation for Fiscal 2005.” Of the 1 million share grant, 100,000 vested monthly on the grant date anniversary such that as of December 31, 2003, all 1,000,000 shares had vested. With respect to the 2 million share grant, 250,000 shares vest on March 31, 2004 and quarterly thereafter such that they are fully vested on December 31, 2005. The value of Mr. Klaus’ 3 million share restricted stock holdings at December 31, 2003, was $38,250,000, which was determined by multiplying the number of restricted shares times $12.76, the closing price of the Company’s common stock on December 31, 2003, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally.

(3)	Mr. Piraino’s employment with the Company began effective May 27, 2003.

(4)	Amount stated reflects $339 for group term life insurance and $1,372 in relocation expenses.

(5)	Amount includes $18,000 for one-time signing bonus.

(6)	Amount stated reflects $135 for group term life insurance; $13,111 in relocation expenses; and $9,585 in car allowance

(7)	On July 19, 2005, the compensation committee of the board of directors granted to Mr. Piraino the right to receive 40,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was made in connection with Mr. Piraino’s promotion to Executive Vice President of the Company. The grant was effective immediately and the restrictions on the stock lifted over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years. The value of Mr. Piraino’s 40,000 shares of restricted stock at December 31, 2005, was $565,160, which was determined by multiplying the number of restricted shares times $14.13, the closing price of the Company’s common stock on December 31, 2005, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally.

(8)	On July 19, 2005, the compensation committee of the board of directors granted to Mr. Duffell the right to receive 80,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was made in connection with Mr. Duffell’s promotion to President and Chief Operating Officer of the Company. The grant was effective immediately and the restrictions on the stock lifted over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years. The value of Mr. Duffell’s 80,000 shares of restricted stock at December 31, 2005, was $1,130,320, which was determined by multiplying the number of restricted shares times $14.13, the closing price of the Company’s common stock on December 31, 2005, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally.

(9)	Amount stated reflects $6,858 in premium for group term life insurance and medical fee reimbursement, if any and $10,098 in annual membership dues paid to Country Club pursuant to Mr. Klaus original 1996 Employment Offer Letter.

(10)	Amount stated reflects $16,740 in premium for group term life insurance and medical fee reimbursement, if any and $9,018 in annual membership dues paid to Country Club pursuant to Mr. Klaus original 1996 Employment Offer Letter.

(11)	Amount stated reflects $3,564 in premium for group term life insurance and medical fee reimbursement, if any and $8,350 in annual membership dues paid to Country Club pursuant to Mr. Klaus original 1996 Employment Offer Letter.

Option Grants Table.    The following table sets forth certain information concerning grants of stock options to each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2005. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective terms. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. No assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved. The Company did not grant any stock appreciation rights during 2005.

Options granted have a term of ten (10) years, subject to earlier termination in certain events related to termination of employment. The exercise price of each option is equal to the fair market value of the common stock on the date of grant. The options are scheduled to vest over 4 years with vesting 25% on each anniversary of the grant, or 25% on the first anniversary and quarterly thereafter such that the grant is vested fully after 4 years.

Option Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (3)(4)	Expiration Date	5% ($)	10% ($)
L. George Klaus	—	—	—	—	—	—
Michael A. Piraino	—	—	—	—	—	—
Mark A. Duffell	—	—	—	—	—	—

Aggregated Option Exercises and Fiscal Year End Option Value Table. The following table sets forth certain information concerning the exercise of options by each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2005, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options outstanding as of December 31, 2005. Also reported are the values for “in the money” options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company’s Common Stock as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the- Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
L. George Klaus	—	—	500,000	—	6,440,000	—
Michael A. Piraino	—	—	145,000	105,000	1,125,623	998,138
Mark A. Duffell	—	—	110,625	89,375	551,144	588,106

Employment, Change of Control and Severance Agreements

The Company entered into an offer letter with L. George Klaus when he joined the Company as President and Chief Executive Officer in February 1996. The offer letter initially provided for a base salary of $500,000, together with an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan. The offer letter also initially provided that Mr. Klaus could earn an additional incentive bonus of up to $250,000 upon fulfillment of certain performance criteria. Mr. Klaus’ base salary has been increased since the time he joined the Company and his bonus plan also has been modified. See “COMPENSATION COMMITTEE REPORT — CEO Compensation for Fiscal 2005.”

In addition, the Company agreed to pay Mr. Klaus 12 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated.

As part of his employment offer, the Company also purchased a membership in Big Canyon Country Club in Orange County California for Mr. Klaus in 1997. The purchase price of such membership was $96,000. As part of the arrangement, the Company pays the monthly dues associated with such membership, which dues amounted to $10,098 in 2005. However, Mr. Klaus pays for any personal non-business related expenses associated with such membership. Pursuant to the terms of the offer letter, the Company is entitled to receive the proceeds form the sale of this membership should it be sold.

Finally, the Company agreed to provide a relocation package to Mr. Klaus to assist him in relocating from Northern California to Southern California. Such package included: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Klaus certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses.

In December 2001, the Company entered into a management retention agreement with Mr. Klaus which both affirmed previously established severance benefits as contained in his original 1996 offer letter and also provided for his receipt of additional benefits in the event of a Change in Control of the Company as defined in the management retention agreement. Among other things, Mr. Klaus also will receive twelve months coverage under the Company’s benefit plans and a payment to offset the effect of any excise taxes required to be paid on account of his receipt of severance payments and benefits.

On March 18, 2003, the Compensation Committee approved a new stock grant for the Company’s Chairman and Chief Executive Officer, L. George Klaus.

Under the new award, Mr. Klaus was granted rights to purchase a total of 3,000,000 shares of restricted stock. The award consisted of two separate grants. See “COMPENSATION COMMITTEE REPORT — CEO Compensation for Fiscal 2005.”

The Company entered into an offer letter with Michael A. Piraino when he joined the Company in May 2003 as Senior Vice-President and Chief Financial Officer. The offer letter provides for a base salary of $220,000, together with a target annual bonus on a fiscal year basis of $110,000 based on a performance plan. The target bonus may increase to $220,000 if the performance targets are exceeded.

In addition, Mr. Piraino was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $3.65 per share. The options vest with respect to 250,000 shares as follows: (i) 62,500 shares vest on the first anniversary of the employment start date; and (iii) 15,625 shares vest quarterly thereafter such that the shares are fully vested after four years.

In addition, the Company agreed to pay Mr. Piraino 6 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Piraino’s options during the next 6-month period shall accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

On July 19, 2005, Mr. Piraino was promoted to Executive Vice-President as approved by the Board of Directors. In recognition of such promotion, Mr. Piraino’s annual base pay was increased by ten percent (10%) to $269,298 per year. Also as a result of such promotion, and concurrently therewith, the compensation committee of the board of directors granted to Mr. Piraino the right to receive 40,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was effective immediately and the restrictions on the stock lift over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years.

The Company entered into an Agreement with Mark Duffell in June 2003 when he was promoted to Executive Vice-President and Group General Manager of the e by Epicor and International Divisions of the company. The Agreement provides for a base salary of $320,000, together with a target annual bonus on a fiscal year basis of $160,000 based on a performance plan.

The target bonus may increase to $320,000 if the performance targets are exceeded.

In addition, Mr. Duffell was granted an option to purchase 80,000 shares of Common Stock at an exercise price of $4.67 per share. The options vest with respect to 80,000 shares as follows: (i) 20,000 shares vest on the first anniversary of the employment start date; and (iii) 5,000 shares vest quarterly thereafter such that the shares are fully vested in four years. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

In addition, the Company agreed to pay Mr. Duffell a signing bonus of $18,000 and reimburse him for his relocation expenses related to his and his family’s expenses associated with moving from the United Kingdom to the United States. In the event his employment is terminated without cause or in the event that he is constructively terminated, the Company agreed to pay the relocation expenses associated with his moving back to the United Kingdom. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Duffell’s options during the next 6-month period shall accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

On July 19, 2005, Mr. Duffell was promoted to President and Chief Operating Officer as approved by the Board of Directors. In recognition of such promotion, Mr. Duffell’s annual base pay was increased by ten percent (10%) to $388,045 per year. Also as a result of such promotion and concurrently therewith, the compensation committee of the board of directors granted to Mr. Duffell the right to receive 80,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was effective immediately and the restrictions on the stock lift over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years.

The Company has entered into a separate agreement with Mr. Duffell providing that, if his employment is involuntarily terminated within six months following a change of control of the Company or if there is a constructive termination of his employment within six months following a change of control, then he will be entitled to receive six months of base salary plus an additional week’s pay for each full year of service to the Company.

The Company maintains several memberships to the Coto De Caza Country Club in Orange County, California. Both Mr. Piraino and Mr. Duffell, as executives of the Company receive the right to utilize such Club and its facilities but are responsible for any monthly dues and personal expenses associated with such club usage and membership. The memberships utilized by Mr. Duffell or Mr. Piraino were purchased by the Company at a time prior to the time each were granted their usage privileges, and such memberships were not purchased in relation to or for use specifically by Mr. Piraino or Mr. Duffell.

Directors’ Compensation

In 2005, the Companies paid each non-employee director of the Company a $12,000 annual retainer fee and a $6,000 fee for physical attendance at each board meeting. The board meeting fee is $3,000 per meeting if attendance is via phone. Beginning in 2005, non-employee members of the Board’s Audit, Nominating and Governance Committee and Compensation Committees were also paid a $3,000 fee for attendance at each committee meeting. Additionally, the Chairperson of the Audit, Nominating and Governance and Compensation Committee received yearly retainer fees of $12,000, $8,000 and $8,000, respectively for fulfilling such roles and which retainers were paid out quarterly. Beginning with his selection in April 2005, the Lead Director, Robert Smith, received a quarterly $2500 retainer for fulfilling such role.

In 2005, each non-employee director of the Company who commenced service on the Board in 2005 received an option to purchase 35,000 shares and each director re-elected to the Board in 2005 received an option to purchase 10,000 shares upon such annual reelection. The options were priced at the fair market value of the Company’s common stock on the date of grant and have a two-year vesting schedule. The 35,000 share grant vests 5,000 on the day of the grant and the remaining 30,000 shares begin vesting on the first anniversary of the grant and quarterly thereafter in equal blocks such that they are fully vested within two years of the grant. The subsequent 10,000 share grant vests quarterly over two years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and five percent stockholders complied with the applicable filing requirements, except for one Form 4 filing made on behalf of Robert Smith, which Form 4 was inadvertently filed one day late on June 1, 2005 following the memorial day holiday in order to report several transactions resulting from an exercise of options and the subsequent sale of such common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Agreements” and the transactions described below, there was not during fiscal year 2005 nor is there currently proposed, any transaction or series of similar transactions to which Epicor was or is to be a party in which the amount involved exceeds $60,000 and in which any director, nominee for director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Other Related Party Transactions

George Klaus, the Company’s Chairman and CEO, is currently engaged to be married to one of the Company’s Executive Vice Presidents. The Executive Vice President to whom Mr. Klaus is engaged is not an “executive officer” of the Company, and she reports directly to the President and Chief Operating Officer of the Company and not directly to Mr. Klaus. In addition, following a thorough board review of the relationship, the Board has determined that, so long as Mr. Klaus remains in this relationship, all employment and compensation matters relating to her will be made by the President and COO, subject to review and approval by the Chair of the Audit Committee or the entire Audit Committee of the Board, rather than Mr. Klaus. She is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility at the Company.

On February 13, 2003, the Company completed a private placement of 300,000 shares of newly created Series D Preferred Stock resulting in gross proceeds to the Company of $5,730,000. The Company sold the shares, each of which is convertible into 10 shares of the Company’s common stock, to investment funds associated with Trident Capital (“Trident”, collectively, the “Trident Funds”), a venture capital firm in which one of the Company’s former directors, Donald R. Dixon, serves as managing director, pursuant to a Series D Preferred Stock Purchase Agreement dated as of February 11, 2003 between the Company and Trident. Mr. Dixon is a managing director of Trident Capital, Inc., which is the general partner of Trident Capital, L.P., which is the general partner of Trident Capital Partners Fund -I, L.P. and Trident Capital Partners Fund -I, C.V.; Mr. Dixon is also a member of Trident Capital Management -V, LLC, which is the general partner of Trident Capital Fund-V, L.P., Trident Capital Fund-V Principals Fund, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P. and Trident Capital Parallel Fund-V, C.V.

The price of the Series D Preferred Stock was determined to be $19.10, reflecting the Company’s common stock closing price of $1.91 on February 10, 2003, the day preceding the purchase agreement.

Certain of the Trident Funds, acquired a total of 61,735 shares of Series C Preferred Stock; 25,415 shares were acquired on May 30, 1995 at a purchase price of $78.70 per share and 36,320 shares were acquired on March 5, 2003 at a purchase price of $19.10 per share. These shares were convertible at any time at the election of the holder on a 10-for-1 basis into common stock.

On November 12, 2004, certain of the Trident Funds effected a conversion of 131,842 shares of Series D Preferred Stock (convertible 10-for-1) into 1,318,420 shares of common stock, leaving a balance of 168,158 shares of

Series D Preferred Stock that had not been converted. In addition, on November 12, 2004, certain of the Trident Funds effected a conversion of 61,735 shares of Series C Preferred Stock (convertible 10-for-1) into 617,350 shares of common stock, and no longer own any shares of Series C Preferred Stock. On August 3, 2005, certain of the Trident Funds effected a conversion of the remaining 168,158 shares of Series D Convertible Preferred Stock convertible (10-for 1), into 1,681,580 shares of common stock, and no longer own any shares of Series D Preferred Stock.

During 2003, the Company recorded $241,000 paid to the holders of the preferred stock accounted for as a beneficial conversion option on this preferred stock. In connection with this placement, the Company incurred transaction costs of approximately $166,000, which were netted against the gross proceeds.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2005. Actual compensation earned during fiscal year 2005 by the persons named in the Summary Compensation table is shown in the Summary Compensation Table.

Compensation Philosophy

Epicor’s philosophy in setting compensation policies for executive officers is to align overall compensation with performance. The Compensation Committee approves and regularly evaluates Epicor’s compensation policies applicable to the executive officers, including the chief executive officer, and reviews the performance of these officers. The Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables Epicor to attract, motivate and retain key executive talent and that takes into consideration the compensation practices of peer companies, in the technology industry, with which we compete for executive talent;

•	Align all compensation programs with Epicor’s annual and long-term business strategies and objectives; and

•	Provide a mix of base and performance-leveraged variable compensation that directly links executive rewards to the achievement of financial, organization, management, and individual performance goals and stockholder return.

The Compensation Committee also believes that it is in the best interests of stockholders for Epicor’s executive officers have equity stakes in Epicor in order to align the financial interests of executive officers with those of stockholders.

Components of Executive Compensation	The compensation program for our executive officers consists of the following components:

•	Base Salary

•	Annual Cash Incentives

•	Long-Term Equity Incentives

Base Salary

The Board of Directors reviewed and approved fiscal year 2005 salaries for our Chief Executive Officer and other executive officers named in the Summary Compensation Table at the beginning of the fiscal year. Base salaries were established by the Board of Directors based upon each individual’s employment agreements as well as competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business. In making base salary decisions, the Board of Directors exercised its discretion and judgment based upon these factors and no specific formula was applied to determine the weight of each factor. The Compensation Committee periodically reviews and uses, as appropriate, market compensation information obtained through surveys of technology companies and customized surveys through the help of an independent consulting firm. This information is used to evaluate relative market position and to assist in designing guidelines with respect to compensation.

The Board of Directors’ decision with regard to Mr. Klaus’s base salary was based on both his past salary levels as well as his personal performance of his duties and the salary levels paid to chief executive officers of peer companies. With respect to other executive officers, the Compensation Committee has targeted base salary to the median of the industry, noting that in some circumstances it is necessary to provide compensation at above-market levels. These circumstances may include a need to attract and retain key individuals, to recognize roles that are larger in scope or accountability than standard market positions or to reward individual performance and contribution to the business. Although the Company targets the median of the industry for compensation, if the Company outperforms its financial targets, compensation for executive officers will as a result exceed the median of the industry. The Company exceeded its financial targets for 2005, thus compensation to executive officers also exceeded the median of the industry.

Annual Cash Incentives

Annual incentive bonuses for executive officers and other officers of the Company are intended to reflect the Board of Directors’ belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Epicor, as well as the individual contribution of each executive officer. To carry out this philosophy, the Company has established a cash bonus plan for executives and key employees. Payment of bonuses is dependent on the Company’s achieving specific performance criteria for the fiscal year. The performance criteria include a Company operating revenue target and a Company profit before taxes goal. One half of the bonus is based on achieving the operating revenue goal and the other half is tied to achieving the profit before taxes goal. Potential cash bonuses under the plan range from 5 percent to 100 percent of an individual’s base salary and can exceed 100 percent of base salary if greater than 100 percent of the performance criteria are achieved. Bonuses are paid if 75 percent of either the operating revenue or profit before taxes goals are met. The annual target level of the annual bonuses that the executive officers were eligible to receive varied from 50 to 60 percent of base salaries.

The profit and revenue targets are established on the basis of annual budget and forecasts developed by management and approved by the Compensation Committee. This operating plan is developed on the basis of (i) the Company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors that, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company, and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined. Given the variety of employment alternatives in both established and start-up high technology companies, the Compensation Committee concluded that the bonus plan could assist the Company in retaining and motivating its key management employees.

As a result of this performance-based bonus program, executive compensation, and the proportion of each executive’s total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company’s profitability increases. The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets and specific individual-based performance targets. The Compensation Committee evaluates the performance of the executive officers and Epicor and approves a performance rating based upon the results of its evaluation after the end of the fiscal year. In fiscal 2005, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation Table as we exceeded our corporate performance targets for revenue and profit during fiscal year 2005.

Long-Term Equity Incentives

The Board provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock and/or grants of restricted stock subject to a right of repurchase which lapses over time. The goal of the long-term equity incentive program is to align the interests of executive officers with those of Epicor’s stockholders and to provide each executive officer with a significant incentive to manage Epicor from the perspective of an owner with an equity stake in the business. It is the belief of the Board that equity awards directly motivate an executive to maximize long-term stockholder value. The equity awards also utilize vesting periods that encourage key executives to continue in our employ. The Board considers each equity award individually and subjectively at the time of the grant, reviewing factors such as the performance of the executive officer, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of other equity awards held by each executive officer at the time of the new grant. In fiscal year 2005, executive officers were not granted any stock options to purchase shares of our Common Stock and were granted an aggregate of 120,000 shares of restricted stock in connection with promotions described in the section entitled “Employment, Change of Control and Severance Arrangements.”

CEO Compensation for Fiscal 2005

The principal components of compensation for the Chief Executive Officer for fiscal 2005 included base salary and bonus. L. George Klaus, the Company’s Chief Executive Officer, received a salary of $736,403 during fiscal 2005. Mr. Klaus’ base salary was negotiated as part of his compensation package when he joined the Company in February 1996 and has been subsequently increased on an annual basis. Mr. Klaus’ base salary increased by six percent (6%) percent over his salary at December 31, 2004.

Mr. Klaus also received a bonus of $681,173 for fiscal 2005. Mr. Klaus’ bonus plan for fiscal 2005 provided for a target bonus of $441,842. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving a profit before taxes goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and profit goals. Bonuses are paid if 75 percent of either the operating revenue or profit before taxes goals are met based on objective formulas. For 2005, Mr. Klaus received a bonus for 200 percent of his operating revenue bonus target and 108 percent of his net income bonus target due to the Company’s strong financial performance in fiscal year 2005, which exceeded targeted expectations.

During the fiscal year 2005, the Compensation Committee evaluated Mr. Klaus’s holdings of Epicor stock, stock options and restricted stock, including an evaluation of previously granted stock options and restricted stock purchase rights. Mr. Klaus was not granted any stock options or restricted stock during the fiscal year ended December 31, 2005.

Compensation in Excess of $1 Million Per Year

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not currently have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions and is currently investigating the possibility of implementing programs that would allow for deductibility under Section 162(m).

Respectfully submitted by:

Robert H. Smith

Michael Kelly

Thomas F. Kelly

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2005 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our former independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A.

Members of the Audit Committee During Fiscal Year 2005:

Thomas F. Kelly

Robert H. Smith

Harold D. Copperman

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) (the “CRSP NASDAQ Index”) and the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks (the “CRSP NASDAQ Computer Index”) for the last five fiscal years ended on December 31, 2005. The graph assumes that all dividends have been reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

(Epicor Software Corporation, CRSP NASDAQ Index, CRSP NASDAQ Computer Index)

The information contained above under the captions “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Epicor specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 27, 2006

/s/ L. George Klaus L. George Klaus Chairman, CEO, President

Epicor Software Corporation 18200 Von Karman Ave., Suite 1000 Irvine, CA 92612

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Proposals to be Voted Upon

1. Election of Directors—The names of the directors are:	For Withhold For All All All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number of the line below.
01) L. George Klaus, 02) Michael Kelly, 03) Thomas F. Kelly, 04) Harold D. Copperman and 05) Robert H. Smith	☐ ☐ ☐

Vote on Proposals

2.     Appointment of McGladrey & Pullen LLP as Independent Accountants—To ratify the appointment of McGladrey & Pullen LLP as independent accountants for the year ending December 31, 2006.

3.     To transact such other business as may properly come before the meeting or any postponements or adjournments.

For Against Abstain ☐ ☐ ☐ For Against Abstain ☐ ☐ ☐

Signature (PLEASE SIGN WITHIN BOX)                 Date                                                              Signature (Joint Owners)                 Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EPICOR SOFTWARE CORPORATION

The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2006, and hereby appoints L. George Klaus, and Michael A. Piraino, or any one of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on May 30, 2006 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Important: This proxy should be marked, dated and signed by each shareholder exactly as their name appears on the stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.